Exhibit 4.3

Unofficial Translation

Addendum No. 2 to the Deed of Trust dated May 30, 2024

Executed and signed in Tel Aviv, on December 22, 2025

Between

Arbe Robotics Ltd.

Company No.: 51-533312-8

107 HaHashmonaim Street, Tel Aviv-Yafo

(hereinafter: the “Company”)

of the first part;

and

Mishmeret Trust Services Company Ltd.

Company No.: 51-368347-4

48 Menachem Begin Road

Tel Aviv

(hereinafter: the “Trustee”)

of the second part;

WHEREAS: the Company entered into the Deed of Trust with the Trustee, as trustee for the holders of the Bonds (Series A), which was signed on May 30, 2024 (hereinafter: the “Deed of Trust”) in connection with the terms of the Bonds (Series A), and Addendum No. 1 to the Deed of Trust which was signed on March 20, 2025; and

WHEREAS: the Company wishes to extend the prescribed period for the fulfillment of the Condition Precedent, as set forth in Sections 7.2 and 7.3.10 of the Deed of Trust, from December 31, 2025 to December 31, 2026; and

WHEREAS: the Company wishes to amend the fixed interest rate set forth in the Deed of Trust as specified below; and

WHEREAS: the Company wishes to make an additional amendment to Section 1.4 of the Deed of Trust as specified below;

Unofficial Translation

NOW, THEREFORE, the Parties have represented, stipulated and agreed as follows:

1.	Preamble; Interpretation and Definitions

1.1. The foregoing preamble constitutes an integral and inseparable part of this Addendum No. 2.

1.2. Upon execution, this Addendum No. 2 shall constitute an integral and inseparable part of the Deed of Trust, and any capitalized term used in this Addendum No. 2 shall have the meaning ascribed to it in the Deed of Trust, as applicable, unless expressly stated otherwise in this Addendum No. 2.

1.3. Except as expressly set forth in this Addendum No. 2, no change shall apply to the remaining provisions of the Deed of Trust, and all provisions of the Deed of Trust shall remain in full force and effect unless expressly stated otherwise in this Addendum No. 2.

1.4. The provisions of this Addendum No. 2 are intended to be in addition to, and not to derogate from, the provisions of the Deed of Trust, and in the event of any inconsistency between the provisions of this Addendum No. 2 and the provisions of the Deed of Trust, the provisions of the Deed of Trust shall prevail. The Deed of Trust and this Addendum No. 2 shall be read as complementary to one another (as one integrated document).

2.	Amendments to the Deed of Trust

2.1. In Section 1.4 of the Deed of Trust, the following sentence, under the definition of “Minimum Cash Balance”:

“The unrestricted balance of cash included in the “Cash and Cash Equivalents” item under the consolidated financial statements of the Company – annual or semi-annual, audited or reviewed, as applicable; and the statements of financial position with respect to the end of the first and third quarters (i.e. as of March 31 and September 30 of each year) -- The unrestricted balance of cash included in the “Cash and Cash Equivalents” item as contained in the Company’s official reports that are published on U.S. distribution sites (EDGAR) as Press Releases that include the summaries of the Company’s financial position and results for those periods (non-audited data);”

shall be replaced with the following sentence:

“The unrestricted balance of cash included in the “Cash and Cash Equivalents” item under the consolidated financial statements of the Company – annual or semi-annual, audited or reviewed, as applicable, plus short-term bank deposits; and the statements of financial position with respect to the end of the first and third quarters (i.e. as of March 31 and September 30 of each year) -- the unrestricted balance of cash included in the “Cash and Cash Equivalents” item as contained in the Company’s official reports that are published on U.S. distribution sites (EDGAR) as Press Releases that include the summaries of the Company’s financial position and results for those periods (non-audited data), plus short-term bank deposits;”

Unofficial Translation

2.2. In Section 2.4 of the Deed of Trust, the following sentence:

“The outstanding principal balance of the Bonds (Series A) will carry an annual interest rate of 6.5%, subject to cases in which penalty interest is incurred as stated below.”

shall be replaced with the following sentence and the following addition shall be added at the end of such section:

“The outstanding principal balance of the Bonds (Series A) will carry an annual interest rate of 6.5% until December 31, 2025; and 4.35% as of January 1, 2026, subject to cases in which penalty interest is incurred as stated below.

No later than one (1) Business Day following the change of the interest rate as set forth in this section, the Company shall publish an immediate report, in which the Company shall specify: (a) the annual interest rate and the semiannual interest rate (which shall be calculated as the annual interest rate divided by two (2)) for the following periods; and (b) the weighted interest rate for the first interest payment date following the date of the change of the interest rate and the weighted annual interest rate reflected thereby.”

2.3. In Section 7.2 of the Deed of Trust, the following sentence:

“The transfer of the offering’s proceeds to the Company from the offering proceeds account to be held by the Trustee is subject to the fulfillment of the following three (3) conditions by December 31, 2025 (hereinafter: the “Condition Precedent”):...”

shall be replaced with the following sentence:

“The transfer of the offering’s proceeds to the Company from the offering proceeds account to be held by the Trustee is subject to the fulfillment of the following three (3) conditions by December 31, 2026 (hereinafter: the “Condition Precedent”):...”

2.4. In Section 7.3.10 of the Deed of Trust, the following sentence:

“If, by December 31, 2025 and as specified in Section 7.2 above (hereinafter: the “Effective Period”) the certificates specified in Section 7.3 above are not furnished, or, in the alternative, if, during the Effective Period, the Company furnishes the trustee with a written notice whereby it is unable to furnish said certificates in the Effective Period, whichever is earlier, but in any case not before the 30 days have elapsed since the bonds’ issuance, the Company shall effect a forced early redemption...”

Unofficial Translation

shall be replaced with the following sentence:

“If, by December 31, 2026 and as specified in Section 7.2 above (hereinafter: the “Effective Period”) the certificates specified in Section 7.3 above are not furnished, or, in the alternative, if, during the Effective Period, the Company furnishes the Trustee with a written notice whereby it is unable to furnish said certificates in the Effective Period, whichever is earlier, but in any case not before the 30 days have elapsed since the Bonds’ issuance, the Company shall effect a forced early redemption...”

2.5. Section 7.6 shall be added to the Deed of Trust as follows and shall be inserted following Section 7.5 of the Deed of Trust:

“One day following the effective date of Addendum No. 2 to this Deed of Trust, the Company shall publish a notice of an early redemption date in accordance with Section 8.1.1 below, pursuant to which a holder of the Bonds (Series A) who held the Bonds on the effective date of this Addendum No. 2, and who is not interested in extending the validity of the Condition Precedent as set forth in Section 7.2 above together with the reduction of the interest rate as set forth in Section 2.2 above, may apply to the Company in writing for early redemption in accordance with the mechanism set forth in Sections 8.1.1, 8.1.2 and 8.1.5, where the redemption consideration shall be the liability value of the Bonds (Series A) requested to be redeemed, i.e., principal plus interest (including penalty interest, if applicable) calculated until the early redemption date, plus USD indexation differentials. Such early redemption shall be carried out subject to the Stock Exchange’s directives and guidelines in effect from time to time, and the Company shall publish an immediate report setting forth the timetable for effecting early redemption at the holder’s initiative. This right shall be granted to holders on a one-time basis, such that a holder who does not exercise it by the date to be determined as set forth above shall not be able to exercise it in the future.”

2.6. In Section 3.1 of the “terms listed overleaf”, the following sentence:

“The outstanding balance of the bond principal (from time to time) will carry an annual interest of 6.5% (subject to adjustments as set forth below).”

shall be replaced with the following sentence:

“The outstanding balance of the bond principal (from time to time) will carry an annual interest of 6.5% until December 31, 2025; and 4.35% as of January 1, 2026 (subject to adjustments as set forth below).”

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Addendum No. 2 on December 22, 2025:

Arbe Robotics Ltd.

Mishmeret Trust Services Company Ltd.

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